Exhibit 99.1

COO Doug Shockey Leaving Pinnacle Airlines Corp., Replaced by John Spanjers

Memphis, Tenn. (Oct. 3, 2011) – Pinnacle Airlines Corp. (NASDAQ: PNCL) announced today that Doug Shockey, vice president and chief operating officer, is resigning from the company. He will be replaced by John Spanjers, who will also retain the title of senior vice president, operations for Mesaba Aviation.

Shockey joined Pinnacle in 1995 as vice president, maintenance and engineering. He was promoted to COO in 2002.

“Doug played a vital role in growing Pinnacle Airlines into a premium regional airline operator in North America, and I wish him continued success,” said Sean Menke, president and CEO of Pinnacle Airlines Corp.

Spanjers joined Mesaba in 1999 as vice president, flight operations, and was promoted to Mesaba’s COO in June 2002. He was named president of Mesaba in September 2002.

“John brings a proven track record of operational excellence to the COO role,” said Menke. “He has first-hand experience running a safe and highly-reliable airline, and those factors will be vital to Pinnacle’s ongoing success.”

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,800 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc.  Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 201 regional jets and 83 turboprops on more than 1,540 daily flights to 188 cities and towns in the United States, Canada, Mexico and Belize.  Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports.  Visit www.pncl.com for more information.